UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 4, 2005
Date of report (Date of earliest event reported)

ARDEN REALTY, INC.

(Exact name of registrant as specified in its charter)

Maryland (State of other jurisdiction of incorporation)	1-12193 (Commission File Number)	95-4578533 (I.R.S. Employer Identification No.)

11601 Wilshire Boulevard
Fourth Floor
Los Angeles, California 90025
(Address of principal executive offices) (Zip Code)

(310) 966-2600
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, the resignation of Andrew J. Sobel as Executive Vice President-Strategic Planning And Operations Officer of Arden Realty, Inc. (the “Company”) became effective on February 28, 2005. In connection with such resignation, on March 4, 2005, the Company and Mr. Sobel entered into a Confidential Resignation Agreement and General Release and a Consulting Agreement with a term of 3 years. These agreements provide for the following:

•	Severance pay in an amount equal to 24 months’ base salary, plus an amount equal to Mr. Sobel’s 2003 bonus and an amount equal to the value of 16,080 unvested stock options for a total amount of $1,503,487;

•	The payment of premiums for Mr. Sobel and his dependents’ health and dental benefits coverage for no longer the duration of his Consulting Agreement;

•	Monthly consulting fee of $25,000;

•	The continued vesting over the term of the Consulting Agreement of 91,417 unvested restricted stock awards, which are held by Mr. Sobel pursuant to restricted stock agreements with the Company;

•	An agreement by Mr. Sobel not to engage in any business activity, during the term of the Consulting Agreement, that is the same or similar to Mr. Sobel’s work for the Company and that is within the same geographic territory and which is directly competitive with the business conducted by the Company at the time of Mr. Sobel’s resignation; and

•	Customary confidentiality, release of claims, non-disparagement, non-solicitation, and indemnification provisions.

Upon the termination of his employment, Mr. Sobel forfeited 13,329 unvested restricted stock awards and 24,120 stock options (including the 16,080 for which he received payment as described above).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2005	ARDEN REALTY, INC.
	By:	/s/ RICHARD S. DAVIS
Richard S. Davis
Executive Vice President and Chief Financial Officer